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                                                                    Exhibit 10.1


                              EMPLOYMENT AGREEMENT

     This Agreement made as of this April 21, 1989, by and among Paul A. Miller (the "Employee"), Intrex Financial Services, Inc. ("Intrex") and Lawrence Savings Bank (the "Bank") shall be effective as of April 21, 1989 (the "Effective Date").

     WHEREAS, the Boards of Directors of Intrex and the Bank recognize the Employee's potential contribution to the growth and success of Intrex and the Bank and desire to assure Intrex and the Bank of the Employee's employment in an executive capacity and to compensate him therefor; and

     WHEREAS, the Employee is desirous of being employed by Intrex and the Bank and of committing himself to serve both Intrex and the Bank on the terms herein provided;

     NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties herein contained, the parties hereto agree as follows:

     1.  Position, Responsibilities and Term of Employment.

     1.01 Position. The Employee shall serve as President and Chief Executive Officer of Intrex and the Bank and in such additional management position(s) as the Boards of Directors of Intrex and the Bank (the "Boards" or, as appropriate, individually the "Board") shall designate. In this capacity the Employee shall, subject to the By-Laws of Intrex and the Bank, and to the direction of the Boards, serve Intrex and the Bank by performing such duties and carrying out such responsibilities as are normally related, in accordance with the standards of the banking industry relating to the Employee's position and to the Employee's level of experience and training.

     1.02 Best Efforts Covenant. The Employee will, to the best of his ability, devote his full professional and business time and best efforts to the performance of his duties for, and in the business and affairs of, Intrex and the Bank and any subsidiaries and affiliates of Intrex or the Bank.

     1.03 Exclusivity Covenant. While employed by Intrex and the Bank, except with the written consent of the Boards, the Employee will not undertake or engage in any other employment, occupation or business enterprise other than a business enterprise in which the Employee does not actively participate. Further, while employed by Intrex and the Bank, the Employee agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest adverse or antagonistic to Intrex or the Bank, its business or prospects,



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financial or otherwise, or take any action towards any of the foregoing, except for any investment representing less than 1% of the voting shares of any publicly-held corporation.

     1.04 Initial Term and Extensions. Subject to the provisions of this Section and Section 3.03, the term of this Agreement shall be for three years commencing with the Effective Date hereof. On the third anniversary of the Effective Date, the Agreement shall be automatically extended for an additional year unless the Employee notifies Intrex and the Bank in writing, or either Intrex on the Bank notifies the Employee in writing, more than 90 days prior to the second anniversary of the Effective Date that the Agreement is not to be extended. Thereafter, the Agreement shall be automatically extended for additional two-year periods unless the Employee notifies Intrex and the Bank in writing, or either Intrex or the Bank notifies the Employee in writing, more than 90 days prior to the date that the Agreement is scheduled to expire that the Agreement is no longer to be extended.

     2.  Compensation.

     2.01  Base Salary.

          (a) Intrex and/or the Bank shall pay to the Employee for the services to be rendered hereunder a base salary according to the following schedule:

           Year of the Agreement                     Base Salary
           ---------------------                     -----------

                  First                               $200,000
                  Second                               220,000
                  Third                                242,000.

          (b) If the Agreement is extended for an additional year following the third anniversary of the Effective Date pursuant to Section 1.04, the Employee's base salary for such year shall be at least $250,000. In addition, there shall be a review for merit by the Boards and the Employee's base salary for such year may be set at an amount greater than $250,000 if the Boards deem such an increase to be appropriate to reflect the value of the services of the Employee.

          (c) If the Agreement is extended beyond the fourth anniversary of the Effective Date, there shall be an annual review for merit by the Boards and the Employee's base salary may be increased if the Boards deem such an increase to be appropriate to reflect the value of the services of the Employee.

          (d) If the Boards increase the Employee's base salary at any time during the term of this Agreement, the Employee's


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increased annual base salary shall become a floor below which the Employee's annual base salary shall not fall at any future time during the term of this Agreement.

          (e) The Employee's base salary shall be payable in periodic installments in accordance with the Bank's usual practice for its senior executive officers.

     2.02 Incentive Compensation. In addition to a base salary, the Employee shall be entitled to receive payments under the incentive compensation bonus program(s) (as in effect from time to time) maintained by either, on both, Intrex or the Bank, if any, in such amounts as are determined by Intrex and the Bank to be appropriate for senior executive officers of Intrex and the Bank.

     2.03  Participation in Benefit Plans.

          (a) The Employee shall be entitled to participate in, and receive benefits under, all employee benefit plans and arrangements maintained by either, or both, Intrex or the Bank in effect on the Effective Date for as long as such plans and arrangements may remain in effect (including, but not limited to, participation in any other pension, profit sharing, stock bonus or employee stock ownership plan adopted by Intrex and/or the Bank, and all group life, health, dental, disability and other insurance) or any substitute or additional plans, policies or arrangements made available in the future to the similarly situated employees of Intrex and/or the Bank, subject to and on a basis consistent with the terms, conditions and overall administration of such plans, policies and arrangements. At the date the Employee begins employment with Intrex and the Bank and to the extent permitted by the documents governing the plans, he shall participate in (at the cost and expense of Intrex and/or the Bank) the group life, health plans, and other health and welfare plans maintained by Intrex and/or the Bank, notwithstanding any waiting period otherwise provided for in such plans.

          (b) Intrex and/or the Bank shall reimburse the Employee for, or pay directly, the Employee for his employee contribution portion of his major medical insurance coverage. Notwithstanding the foregoing, if such contributions cause any plan to be discriminatory or violate the provisions of any law or otherwise cause adverse tax consequences to Intrex or the Bank, such reimbursement or payment shall cease.

          (c) Intrex and/or the Bank shall pay all reasonable costs associated with an annual physical examination for the Employee.

          (d) Nothing paid to the Employee under any plan, policy or arrangement presently in effect or made available in the future


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shall be deemed to be in lieu of other Compensation to the Employee hereunder as described in this Section 2.

     2.04 Vacation Days. The Employee shall be entitled to the number of paid vacation days and paid holidays in each year as are determined by Intrex and the Bank from time to time for senior executive officers, provided that the aggregate annual number of such vacation days and paid holidays shall at no time fall below the number of days per year to which he was entitled on the Effective Date.

     2.05 Expenses. During the term of his employment hereunder, the Employee shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him (in accordance with the policies and procedures established by the Boards for the senior executive officers of Intrex and the Bank) in performing services hereunder.

     2.06 Automobile. During the term of this Agreement, Intrex and/or the Bank shall provide the Employee with an automobile for business and reasonable local personal use. The purchase price of the automobile shall not exceed $50,000 and Intrex and/or the Bank shall pay for all expenses associated with the automobile to the extent that it is used for the purposes described in the preceding sentence. In addition, upon the Employee's request, Intrex and/or the Bank shall provide the Employee with a new automobile (as described in, and for the purposes specified in, this Section) when the automobile currently provided to the Employee has been in use for 30 months or has 30,000 miles, whichever occurs first. If in the future the terms of this Section are deemed by the Boards to be unreasonable, such terms may be changed by the Boards in their discretion.

     3.  Termination.

     3.01  Termination by Intrex and the Bank for Other Than Cause.

          (a) If during the term of this Agreement Intrex or the Bank terminates the employment of the Employee and such termination is not for "cause" (as defined in Section 3.02):

               (1) Intrex and/or the Bank shall pay to the Employee an amount equal to the Employee's monthly base salary (as defined in Section 2.01 and at the monthly salary rate in effect on the date of such termination) multiplied by the greater of: (i) 12 months; or (ii) the number of months remaining in the term of this Agreement. This amount shall be paid to the Employee in one


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               lump sum as soon as practicable, but in no event later than 60 days after the date of such termination.

               (2) Intrex and/or the Bank shall also pay the Employee, throughout the remainder of the term of this Agreement (as defined in Section 1.04) following the date that the Employee's employment terminated, such Compensation as is provided to the Employee pursuant to Section 2.02 (to the extent that incentive compensation relates to a period during which the Employee was employed by Intrex or the Bank), Section 2.03 (except where continuation of benefits cannot be provided as contemplated by this Section 3.01 by reason of a prohibition in the terms of the benefit plan) and Section 2.05. For the purposes of determining the amount of benefits to which the Employee shall continue to be entitled to pursuant to Section 2.03, the Employee shall be deemed, throughout the period of his entitlement pursuant to this
               Section 3.01, to have continued to have performed services for Intrex or the Bank at a rate of total compensation equal to the rate in effect on the date of his termination of employment.

          (b) If Intrex or the Bank fails to reappoint (or reelect) the Employee to the position or positions listed in Section 1.01, fails to comply with the provisions of Section 2 or engages in any other material breach of the terms of this Agreement, a termination of the Employee's employment shall be considered to be a termination of the Employee's employment by Intrex and the Bank for reasons other than "cause" (as defined in Section 3.02 below) pursuant to this Section 3.01.

     3.02 Termination by Intrex and the Bank for Cause.

          (a) Intrex and/or the Bank shall have the right to terminate the employment of the Employee for cause only after (i) giving written notice to the Employee setting forth in reasonable detail the nature of such cause, and (ii) giving the Employee a reasonable and fair opportunity to respond to such written notice. Effective as of the date that the employment of the Employee terminates by reason of cause, this Agreement shall terminate and no further payments of the Compensation described in Section 2 (except for such remaining payments of base salary under Section 2.01 relating to periods during which the Employee was


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          employed by Intrex or the Bank, benefits under Section 2.03 which are required by applicable law to be continued and reimbursement of proper expenses under Section 2.05) shall be made.

          (b) For the purposes of this Section, "cause" shall mean willful or gross neglect of duties for which the Employee is employed (other than on account of a medically determinable disability which renders the Employee incapable of performing such services); committing fraud, misappropriation or embezzlement in the performance of duties as an employee of Intrex or the Bank; conviction of a felony involving a crime of moral turpitude; materially failing to follow the proper instructions of either Board; or willfully engaging in conduct materially injurious to the Bank and in violation of the covenants contained in Sections 1.03 or 5.04.

     3.03 Termination Following Change of Control. If there is a "change of control" (as defined in subsection (a) below) while this Agreement is in effect, the provisions of this Section 3.03 shall apply and shall continue to apply for a two-year period following the "change of control" (as defined in subsection (a) below); the provisions of this Section 3.03 shall continue to apply regardless of whether the Agreement is terminated. If during the two-year period following a "change of control" (as defined in subsection (a) below) the Employee's employment is terminated by the Employee following the occurrence of any of the events listed in subsection (b) below, the Employee shall receive such compensation as is provided to the Employee pursuant to subsection (c) below. Similarly, if the Employee's employment is terminated without "cause" (as defined in Section 3.02 above) by Intrex or the Bank during the two-year period following the "change of control" (as defined in subsection (a) below), the Employee shall receive such compensation as is provided to the Employee pursuant to subsection (c) below.

          (a) For the purposes of this Section 3.03, "change of control" shall mean the occurrence of one or more of the following three events:

               (1) after the Effective Date, any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than Intrex or the Bank, becomes a beneficial owner (as such term is defined in Rule 13d-3 as promulgated under the Securities Exchange Act of 1934, as amended) directly or indirectly of securities representing 25% or more of the total number of votes that may be cast for the election of directors of either Intrex or the Bank and two-thirds of the directors of the Boards, or the


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appropriate Board, have not consented to such event prior to its occurrence or within 60 days thereafter, provided that if the consent occurs after the event, it shall only be valid for the purposes of this paragraph (1) if a majority of the consenting Board or Boards are comprised of directors of either, or both, Intrex and the Bank, as appropriate, who were directors of either, or both, Intrex or the Bank, as appropriate, immediately prior to the event;

          (2) within two years after a merger, consolidation or sale of assets (other than in the ordinary course of business of Intrex or the Bank, as appropriate), involving Intrex or the Bank, or a contested election of a director of either, or both, Intrex or the Bank, as appropriate, or any combination of the foregoing, the individuals who were directors of Intrex or the Bank immediately prior thereto shall cease to constitute a majority of the respective Boards;

          (3) within two years after a tender offer or exchange offer for voting securities of Intrex or the Bank (other than by Intrex or the Bank, as appropriate), the individuals who were directors of Intrex or the Bank, as appropriate, immediately prior thereto shall cease to constitute a majority of the appropriate Board or the Boards.

     (b) The events referred to in this Section 3.03 shall be as follows:

          (1) a reduction of the Employee's annual Compensation (as described in Section 2 above) other than a reduction which is based on the financial performance of Intrex and/or the Bank and is similar to the reduction made to the compensation provided to each other senior executive officer of Intrex and/or the Bank, provided that such reduction does not exceed 25%;

          (2) in the judgment of the Employee (such judgment being exercised in good faith), a significant change in the Employee's responsibilities and/or duties which constitutes, when compared to the Employee's responsibilities and/or duties before the "change of control" (as defined in subsection (a) above), a demotion;

          (3) a loss of title or office;

          (4) an increase in Compensation for the Employee following a "change of control" that, when compared to the increases in Compensation received in the prior three years, is a lower dollar amount or percentage of increase, except that such reduction in increases in Compensation shall not be considered an "event" for purposes of this subsection (b) if such reduction in increases is based on the financial performance of


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Intrex and/or the Bank and is similar to the reduction in increases in compensation provided to other senior executive officers of Intrex or the Bank;
or

               (5) a requirement that the Employee relocate to a location that is more than 25 miles from the main office of Intrex and the Bank immediately prior to the "change in control".

          (c) If the Employee becomes entitled to receive compensation pursuant to this Section 3.03, he shall receive a lump-sum payment from the Bank within 60 days of the termination of his employment. Such lump-sum payment shall equal three times of the Employee's "base amount" (as defined in Section 280G(b)(3) of the Internal Revenue Code of 1986, as amended (the "Code")), provided that the Boards shall have full power, without the prior consent of the Employee, to reduce the amount of the lump-sum payment payable pursuant to this Section but only to the extent necessary to ensure that such lump-sum payment is not subject to tax pursuant to Section 4999 of the Code.

          (d) If the Employee's termination of employment is covered by both
Section 3.01 and this Section 3.03, the Employee shall receive the greater of:

               (1) the compensation described in Section 3.01 net of the amount of tax imposed on such compensation under Section 4999 of the Code; and

               (2) the compensation described in subsection (c) above.

     3.04 Termination by Death or Disability. If the Employee dies or becomes disabled (within the meaning of Section 72(m)(7) of the Code), this Agreement shall terminate and the Employee shall then be entitled to such compensation described in Section 2 that relates to the period that he performed services for Intrex or the Bank plus all applicable benefits to which the Employee is entitled under employee benefit plans maintained by Intrex or the Bank, incentive compensation or bonus plans, other benefit plans or programs maintained by Intrex or the Bank and all such other benefits from employment policies and practices of Intrex and the Bank.

     4. Assignment.

     This Agreement and the rights and obligations of the parties hereto shall bind and inure to the benefit of each of the parties hereto and shall also bind and inure to the benefit of any successor or successors of Intrex or the Bank by reorganization, merger or consolidation and any assignee or all or


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substantially all of business and properties of Intrex or the Bank, but, except as to any such successor or assignee of Intrex or the Bank, neither this Agreement nor any rights or benefits hereunder may be assigned by Intrex, the Bank or the Employee.

     5.  Miscellaneous.

     5.01 Governing Law. This Agreement shall be construed in accordance with and governed for all purposes by the laws of The Commonwealth of Massachusetts.

     5.02 Interpretation. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

     5.03 Notices. Any notice required or permitted to be given hereunder shall be effective when received and shall be sufficient if in writing and if personally delivered or sent by prepaid cable, telex or registered air mail, return receipt requested, to the party to receive such notice.

     5.04 Confidential Information. The Employee will not disclose to any other person or entity (except as required by applicable law or in connection with the performance of his responsibilities hereunder), or use for his own benefit, any confidential information of Intrex or the Bank obtained by him incident to his employment with Intrex or the Bank. The term "confidential information" includes, without limitation, financial information, business plans, prospects and opportunities which have been discussed or considered by the Boards or management of Intrex or the Bank but does not include any information which has become public other than on account of the Employee's failure to comply with the provisions of this Section.

     5.05 Amendment and Waiver. This Agreement may not be amended, supplemented or waived except by a writing signed by the party against which such amendment or waiver is to be enforced. The waiver by any party of a breach of any provision of this Agreement shall not operate to, or be construed as a waiver of, any other breach of that provision nor as a waiver of any breach of another provision.

     5.06 Binding Effect. Subject to the provisions of Section 4 hereof, this Agreement shall be binding on the successors and assigns of the parties hereto.


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     5.07 Survival of Rights and Obligations. All rights and obligations of the
Employee, Intrex or the Bank arising during the term of this Agreement shall continue to have full force and effect after the termination of this Agreement.

     5.08 Counterparts. This Agreement may be executed in three counterparts, each of which is an original but which shall together constitute one and the same instrument.

     5.09 Legal Expenses. In the event that after a "change of control" the Employee's employment is terminated for any reason, including "cause", Intrex and/or the Bank shall pay such amounts as shall become due all of the legal expenses incurred by the Employee to contest such termination, except that the Employee shall reimburse Intrex and/or the Bank for all such expenses paid, and neither Intrex nor the Bank shall be further liable for any further expenses, should it be finally determined by a court of competent jurisdiction that the termination was for "cause" or, if the reason for termination was for "cause", the Employee fails to pursue his remedies to such a final determination.

                                   Execution

     Upon execution below by all parties, this Agreement will enter into full force and effect on the Effective Date.

LAWRENCE SAVINGS BANK                             PAUL A. MILLER


By: /s/ ARCHIBALD MACLAREN                        /s/ PAUL A. MILLER
    -------------------------                     -------------------------
    Archibald MacLaren
    Vice Chairman

                                        Witness: /s/ FRED S. TARBOX
                                                 ------------------------------
INTREX FINANCIAL SERVICES, INC.


By: /s/ WALLACE BOLTON
    -----------------------------
    Wallace Bolton
    Vice Chairman



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